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Exhibit 99.3

Offer to Exchange
Floating Rate Senior Notes due 2011,
which have been registered under the Securities Act of 1933, as amended,
(CUSIP Number 62846X AA 3)
for any and all outstanding
Floating Rate Senior Notes due 2011,
which are not registered under the Securities Act of 1933, as amended, of
MXENERGY HOLDINGS INC.

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            , 2007, UNLESS EXTENDED (THE "EXPIRATION DATE"). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders and The Depository Trust Company Participants:

        We are enclosing herewith the materials listed below relating to the offer by MxEnergy Holdings Inc., a Delaware corporation (the "Issuer"), to exchange its Floating Rate Senior Notes due 2011, which have been registered under the Securities Act of 1933, as amended (the "New Notes"), for a like principal amount of its issued and outstanding Floating Rate Senior Notes due 2011, which are not registered under the Securities Act of 1933, as amended (the "Original Notes"), upon the terms and subject to the conditions set forth in the Issuer's Prospectus, dated             , 2007 (the "Prospectus") and the related Letter of Transmittal (which, together with the Prospectus constitute the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus;

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery; and

  4.
  Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

        The Exchange Offer is not conditioned upon any minimum amount of Original Notes being tendered.

        The Issuer will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from the Exchange Agent.

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Offer to Exchange Floating Rate Senior Notes due 2011, which have been registered under the Securities Act of 1933, as amended, (CUSIP Number 62846X AA 3) for any and all outstanding Floating Rate Senior Notes due 2011, which are not registered under the Securities Act of 1933, as amended, of MXENERGY HOLDINGS INC.